EXHIBIT 99.1

                       [LOGO OF CONSTELLATION 3D, INC.]

                       TIC TARGET INVEST CONSULTING, LLC
                       ---------------------------------



TIC TARGET INVEST CONSULTING LLC DELAYED IN PROVIDING FUNDING BUT REMAINS COMMITTED TO C3D


     NEW YORK, February 19, 2002 -- Constellation 3D, Inc. (the "Company") (Nasdaq/NMS: CDDD) - developer of Fluorescent Multilayer Disc (FMD) and Card
(FMC) technologies and TIC Target Invest Consulting LLC ("TIC"), the Swiss-based investor, today jointly announced that TIC -- through no fault of the Company -- has been delayed in providing its $15 million funding to the Company. However, TIC remains committed to the Company and intends to fully fund its $15 million investment in the Company on or before March 14, 2002. In the interim, TIC has permitted the Company to seek a bridge loan and/or alternative financing from qualified third parties. The Company is currently in negotiations with additional investors, however no assurance can be made that an investment will be made or that if an investment is made it will be on terms favorable to the Company.

Andre Khayyam, Managing Director of TIC commented, "on our end, TIC has encountered some delays in assembling the necessary paperwork for arranging the availability of funds for the Company. I am confident that TIC will be able to resolve any outstanding issues over the next few days and anticipate funding the Company on or before February 28, 2002. In addition, TIC has agreed to convert the Loan underlying the transaction into common stock on or before March 31, 2002. The original agreement did not require TIC to convert until November of 2002."

Constellation 3D, Inc.

The Company is the worldwide leader in the development of high capacity Fluorescent Multilayer Disc and Card (FMD/C) technology. The Company holds or has made applications for 122 worldwide patents in the field of optical data storage, and is supported by a team of world-class scientists. Headquartered in New York City, the Company has additional offices and laboratories in Texas, Israel and Russia. More information is available at www.c-3d.net.

TIC Target Invest Consulting, LLC


TIC is a leading international technology investor registered in St. Kitts & Nevis with offices at Churer Strasse 35, CH-9470 Buchs, Switzerland that makes investments primarily for long-term appreciation. TIC's sole managing member is Mr. Andre Khayyam.

Safe Harbor Statement

Statements contained in the news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements such as "TIC remains committed to the Company and intends to fully fund its $15 million investment in the Company on or before March 11, 2002" and "The Company is currently in negotiations with additional investors, however no assurance can be made that an investment will be made or that if an investment is made it will be on terms favorable to the Company"and "I am confident that TIC will be able to resolve any outstanding issues over the next few days and anticipate funding the Company on or before February 28, 2002" are subject to risks and uncertainties which include, but are not limited to additional financings, market conditions, R&D efforts, competition, ongoing discussions with product and equipment manufactures, and technological advances, and "Risk Factors" as stated in recent SEC filings, which may cause actual results to differ materially from expected results.

For more information contact:
 Investor/ Broker Inquiries:                    Company Contacts:

 Bradley Meyer/Harvey Goralnick                 Michael Goldberg, Esq.
 FOCUS Partners LLC                             1 954 568 3007
 1 212 752 9445                                 mgoldberg@c-3d.net
                                                -------------------